Exhibit 6.2

Strategic Partnership Agreement

Lift Aircraft - Embention

PARTIES:

Supplier

Company: Embention Sistemas Inteligentes SL

Country of incorporation and trade register number: Spain - B54249602
Address: Calle Chelin 16 - 03114 - Alicante (Spain)
Represented by: Javier Espuch - Business Development Manager

Customer

Name: LIFT Aircraft Inc.

Country of incorporation and trade register number: United States of America, Delaware DE file number: 6552315

Address: 3402 Mount Bonnell road, 78731 Austin, Texas (USA)
Represented by: Matthew D. Chasen - CEO

Collectively “the Parties”

BACKGROUND

A.	The Supplier carries on business in the manufacture and supply of autopilots and other components for UAVs (Unmanned Aerial Vehicles) and OPVs (Optionally Piloted Vehicles)

B.	The Customer develops eVTOL systems for Urban Air Mobility applications and other missions requiring a passenger or heavy cargo onboard.

C.	The Customer wishes to purchase certain of the goods manufactured by the Supplier, mainly autopilots, control station units, CAN Expanders and onboard electronics (the Goods) and also ensure a guarantee of supply of the Goods. The Supplier is willing to sell such Goods to the Customer for its integration within the Customer aircraft and ensure a guarantee of supply, on the Terms of this contract.

1.	SUPPLY OF THE GOODS

1.1   TERM: During the period of this contract (the “Term”) the Supplier shall sell and the Customer shall purchase the Goods ordered by the Customer, subject to the terms and provisions of this contract. The initial contract Term will be fifteen (15) years. This agreement will automatically renew for subsequent five (5) year terms unless advance written notice is given by Supplier to Customer of twenty-four (24) months prior to any renewal period.

1.2   GOODS: The specification of the Goods shall meet the requirements defined in the “FMC - List of requirements'' (Annex 1) provided by the Customer. The Supplier reserves the right to make any change in the specification of the Goods, provided it can meet the Customer requirements and the Supplier promptly informs the Customer in writing (which may include email) of any such change that it proposes to make.

1.3   CUSTOMER OBLIGATION: The Customer commits to order from the Supplier not less than twenty (20) units of Veronte Autopilot 4x in each year (Minimum Quantity) unless otherwise agreed in writing by the parties. If the Supplier fails by reason of force majeure or otherwise to supply the Customer with the quantity of the Goods so ordered by the Customer, the Minimum Quantity for the year in question shall be reduced by the quantity of the Goods that the Supplier fails to supply.

In any case, no more than 12 months may elapse between the various orders placed by the Customer. For clarification purposes, if the Customer places the Minimum Quantity order in the month of March 2022 and does not place any further orders during the year, he must place the next Minimum Quantity order before the month of March of the following year.

1.4    INSTRUCTIONS: The Supplier shall provide the Customer with any instructions concerning the use of the Goods which are reasonably required, in which case the Customer undertakes to comply with those instructions.

1.5  DEFECTS AND SUPPORT: In case the Supplier detects or suspects of a fault/bug, safety concern, (including sanitized information from other clients or 3rd parties) in the Goods provided under this contract that may affect safety, the Supplier undertakes to notify the Customer within three business days with sufficient information (or the information available) so the Customer can decide if there is any action required on their fleet.

1.6  SUPPLY GUARANTEE: The Supplier undertakes to supply the Goods as specified in the “FMC - List of requirements” (Annex 1) for perpetuity until the termination of this contract (provided that the Minimum Quantity and the other provisions of this contract are met). Once the software version is agreed the Supplier commits to fix the bugs or defects affecting the safety in that version and will notify the Customer in detail of all changes that are made.

1.7   SUPPLIER OBLIGATIONS: As long as the Minimum Quantity purchase obligation is maintained, the Supplier commits to

-	give the Customer and engineering support on safety, security and error related issues at no extra cost and the Customer will be able to visit 1-2 days a month the Supplier premises to work on the test bench to check the correct functioning of new versions and configurations. The Customer shall notify in writing (which may include email) the Supplier the dates it would like to visit the offices at least 15 days in advance and the Supplier may accept those days or indicate other days within its availability.
-	keep at its premises a test bench owned by the Customer that replicates similar behavior of the real aircraft and commits to test new versions and on-board units on that test bench before delivering it to the Customer.

1.8   REMEDY OF BREACH: Supplier acknowledges that it is the sole source supplier of Goods to Customer and irreparable harm would be caused to the Customer’s business if Supplier breaches the supply guarantee. If the Supplier or any of its subsidiaries (owner of the Veronte Autopilot IP) breaches their perpetual supply guarantee in provision 1.6 above and ceases supplying the Goods to the Customer or ceases its business activity or in any other blocking event of Supplier’s activity including quoting lead times that are totally unreasonable or unjustified, and provided that the conditions described above have been met, the Customer will have a guarantee of access to the required manufacturing files and firmware/software needed as well as a royalty-free irrevocable license to any required intellectual property so that the Customer may continue to manufacture and operate the Goods for their aircraft system. In no case may the Customer sell the Goods separately from their aircraft system to third parties or compete with the Supplier or transmit this information that is confidential in any event to any third party or use it in any manner other than as provided in this clause. This guarantee of access is valid for a period of 3 months from the date that the blocking event starts. This guarantee shall commence when the Supplier notifies the Customer of the existence of a blocking event or the Customer proves that a blocking event exists. This guarantee of access replaces any economic damages claim that the Customer may have in case of a breach of the Supply Guarantee.

1.9  DOCUMENTATION: Supplier shall provide thorough release notes with every hardware and firmware change, update or fix, with full coverage on the modified aspects. Supplier shall share the test plans of the new functionality prior to release (to get Customer’s agreement on the test steps), as well as the results of testing after it is conducted. Customer shall confirm in writing receipt and understanding of release notes within 72 hours of reception. Failure to do so shall be equivalent to full confirmation by the Customer.

1.10   ADDITIONAL TERMS: Additional Terms of Supply. Subject to the provisions of this contract, the supply of the Goods shall be made on the basis of the Supplier's standard Terms of sale available in https://products.embention.com/general-conditions-sale. Supplier must notify Customer upon any change of the general conditions.

2.	PAYMENT

2.1   PRICE QUOTATIONS: The price of the Goods shall be payable as specified in the Supplier quotation, default terms are 30% on order confirmation and 70% prior to the delivery of goods.

2.2  PAYMENT METHOD: All payments shall be made by transfer to a bank account specified by the Supplier in writing, without any set-off, deduction or withholding except for any tax which the Customer is required by law to deduct or withhold.

2.3  MOST FAVORED NATION PRICING- Supplier represents and warrants that it will provide “Most Favored Nation” pricing to Customer during the term of this agreement, for the purposes of this agreement “Most Favored Nation” pricing shall mean that pricing for the Goods offered to Customer in its price quotations represent the lowest prices offered to any customer for substantially similar Goods. Supplier agrees not to subject Customer to unreasonable and unjustified price increases as a means to circumvent the supply guarantee provision.

2.4  PAYMENT FAILURES: If the Customer fails to pay the price for any Goods in accordance with this contract the Supplier may (without limiting any other right or remedy):

2.3.1	Cancel or suspend any further delivery to the Customer under any order;

2.3.2  Sell or otherwise dispose of any Goods which are the subject of any order by the Customer, whether or not appropriated to the order, and apply the proceeds of sale to the overdue payment; and

2.3.3   Charge the Customer interest on the outstanding amount (both before and after any judgment). Interest for late payment shall be 10% of the outstanding amount per year, the Parties declare that this interest is in accordance with the law and not subject to judicial review.

3.	WARRANTIES RELATING TO THE GOODS

3.1   SUPPLIER WARRANTIES: Subject to the following provisions, the Supplier warrants to the Customer that:

3.1.1	The Supplier will have good title to the Goods supplied under this contract;

3.1.2   The use of the Goods supplied under this contract will not infringe the patent, design, copyright, trademark or other intellectual property rights of any third party.

3.1.3    the Goods supplied under this contract will comply with any specification agreed for them and be free from defects in material.

3.2   LIMITATION OF LIABILITY: In the event of any breach of the Supplier’s warranty the Supplier’s liability shall be limited to repair or (if that is not practical) replacement of the Goods in question.

3.3   NO OTHER WARRANTIES: All other warranties or other Terms, expressed or implied by statute or otherwise, are excluded to the fullest extent permitted by law.

4.	INTELLECTUAL PROPERTY OWNERSHIP

4.1   SUPPLIER-DEVELOPED INTELLECTUAL PROPERTY: The Customer acknowledges that all the Intellectual Property related to the Goods belongs to the Supplier.

4.2     CUSTOMER INTELLECTUAL PROPERTY: If the Customer has paid for the specific development of any intellectual property the IP (i.e. new software or hardware design) it will remain property of the Customer and the Supplier will not be allowed to offer it to other third parties without the consent of the Customer. However, the Supplier reserves the right to offer the Customer a compensation for the 50% of development costs to the Customer so the IP is shared and it can be freely offered to other customers. This compensation must be agreed before order confirmation by the Customer and will be deducted as a discount from future orders that the Customer may place with the Supplier.

5.	CONFIDENTIALITY

The same provisions of the NDA agreement signed by the parties on 7 Dec. 2017 (Annex 2) apply.

6.	LIABILITY

The Supplier shall not be liable to the Customer by reason of any representation (unless fraudulent), or any implied warranty, condition or other Term, for any loss of profit or any indirect, special or consequential loss or damage (whether caused by the negligence of the Supplier, its servants or agents or otherwise) in relation to the supply of the Goods (or any failure to supply them), or otherwise arising out of or in connection with this contract.

7.	DURATION, TERMINATION AND CONSEQUENCES OF TERMINATION

7.1  EFFECTIVE DATE: This contract will take effect on the date of its signature by both parties or, if signatures do not occur simultaneously, when the latest signature is given.

7.2  SUPPLIER TERMINATION: The Supplier may terminate this contract with immediate effect by giving written notice to the Customer, only if the latter fails to pay any sum payable by it under this contract within 60 days of the due date for payment.

7.3    CUSTOMER TERMINATION: The Customer may terminate this contract by giving 12 month written notice to the Supplier.

7.4  OTHER CAUSES OF TERMINATION:Either party may (without limiting any other remedy) at any time terminate this contract by giving written notice to the other if:

7.3.1    The other party commits any breach of this contract and (if capable of remedy) fails to remedy the breach within 60 days after being required by written notice to do so; or

7.3.2   The other party goes into liquidation, becomes bankrupt, makes a voluntary arrangement with its creditors or has a receiver or administrator appointed.

7.5	TERMINATION: The termination of this contract for any reason shall not affect:

7.4.1  Either party’s accrued rights, remedies or liabilities including payments due at the effective date of termination; or

7.4.2   The coming into force or the continuance in force of any provision of this contract that is expressly or by implication intended to come into or continue in force on or after termination.

8.	CHANGE OF CIRCUMSTANCES (HARDSHIP)

8.1   HARDSHIP: Where the performance of this contract becomes more onerous for one of the Parties, that party is nevertheless bound to perform its obligations subject to the following provisions on change of circumstances (hardship).

8.2   REVISIONS: If, however, after the time of conclusion of this contract, events occur which have not been contemplated by the Parties and which fundamentally alter the equilibrium of the present contract, thereby placing an excessive burden on one of the Parties in the performance of its contractual obligations (hardship), that party shall be entitled to request revision of this contract provided that:

8.2.1	The events could not reasonably have been taken into account by the affected party at the time of conclusion of this contract;

8.2.2	The events are beyond the control of the affected party; and

8.2.3	The risk of the events is not one that, according to this contract, the Party affected should be required to bear.

8.3   GOOD FAITH: Each party shall in good faith consider any proposed revision seriously put forward by the other party in the interests of the relationship between the Parties.

9.	FORCE MAJEURE

9.1    DEFINITION: Force majeure” means war, emergency, accident, fire, earthquake, flood, storm, industrial strike or other impediment which the affected party proves was beyond its control and that it could not reasonably be expected to have taken the impediment into account at the time of the conclusion of this contract, or to have avoided or overcome it or its consequences.

9.2    BREACH DUE TO FORCE MAJEURE: A party affected by force majeure shall not be deemed to be in breach of this contract, or otherwise be liable to the other, by reason of any delay in performance, or the non-performance, of any of its obligations under this contract to the extent that the delay or non-performance is due to any force majeure of which it has notified the other party.

9.3   NOTIFICATION: If any force majeure occurs in relation to either party which affects or is likely to affect the performance of any of its obligations under this contract, it shall notify in writing the other party within a reasonable time as to the nature and extent of the circumstances in question and their effect on its ability to perform.

9.4    TERMINATION: If the performance by either party of any of its obligations under this contract is prevented or delayed by force majeure for a continuous period in excess of 3 months, the other party shall be entitled to terminate this contract by giving written notice to the party affected by the force majeure.

10.	GENERAL WARRANTIES

10.1	Each party warrants to the other that:

10.1.1   It has the authority to enter into this contract;

10.1.2   The signatory to this contract for and on behalf of that party is authorized and fully empowered to execute this contract on that party’s behalf;

10.1.3  The entry into and performance of this contract by that party will not breach any contractual or other obligation owed by that party to any other person, any rights of any other person or any other legal provision;

10.1.4   The entry into and performance of this contract by that party require no governmental or other approvals or, if any such approval is required, it has been obtained; and

10.1.5  It will at all times during the Term of this contract comply with the Terms of and maintain in force any necessary governmental or other approvals, consents, notifications, registrations or other legal requirements for the performance by that party of its obligations under this contract.

11.	ENTIRE AGREEMENT

11.1   This contract sets out the entire agreement between the Parties. Neither party has entered into this contract in reliance upon any representation, warranty or undertaking of the other party that is not expressly set out or referred to in this contract. This Article shall not exclude any liability for fraudulent misrepresentation. This contract supersedes any previous agreement or understanding relating to its subject matter.

11.2   This contract may not be varied except by an agreement of the Parties in writing, which shall be incorporated into this contract as an Annex.

12.	NOTICES AND WRITING

12.1   Any notice under this contract shall be in writing (which may include e-mail) and may be served by leaving it or sending it to the address of the other party as specified, in a manner that ensures receipt of the notice can be proved.

12.2   For the purposes of Article 12.1, notification details are the following, unless other details have been duly notified in accordance with this Article:

12.2.1	For the Supplier: Javier Espuch - Javier.espuch@embention.com

12.2.2	For the Customer: Balazs Kerulo - balazs@liftaircraft.com

12.3  For the purposes of Articles of Chapter 1. (operational notes, availability of new firmware, discrepancy notes), notification details are the following, unless other details have been duly notified in accordance with this Article:

12.2.1	For the Supplier:

Javier Espuch - Javier.espuch@embention.com

AND

Support Team - support@embention.com

12.2.2	For the Customer:

Balazs Kerulo - balazs@liftaircraft.com

AND

Matt Chasen - matt@liftaircraft.com

13.	NO PARTNERSHIP OR AGENCY

Nothing in this contract shall (i) be deemed to constitute a partnership in law between the Parties, (ii) constitute either party the agent of the other for any purpose or (iii) entitle either party to commit or bind the other (or any member of its respective group) in any manner.

14.	ASSIGNMENT AND SUBCONTRACTING

14.1   This contract is personal to the Parties and, except to the extent necessary for the collection of outstanding bills through a factoring agent, neither party shall without the prior written approval of the other:

14.1.1  Assign, mortgage, charge or otherwise transfer or deal in, or create any trust over, any of its rights; or

14.1.2    Subcontract or otherwise delegate the whole or any part of its rights or obligations under this contract to another person.

15.	EFFECT OF INVALID OR UNENFORCEABLE ARTICLES

15.1   If any provision of this contract is held by any court or other competent authority to be invalid or unenforceable in whole or in part, this contract shall continue to be valid as to its other provisions and the remainder of the affected provision, unless it can be concluded from the circumstances that, in the absence of the provision found to be null and void, the Parties would not have concluded this contract.

15.2   The Parties shall use all reasonable efforts to replace all provisions found to be null and void by provisions that are valid under the applicable law and come closest to their original intention.

16.	APPLICABLE LAW AND DISPUTE RESOLUTIONS PROCEDURE

This contract is governed by laws of the Netherlands. Any dispute, controversy or claim arising out of or relating to this contract, in particular its conclusion, interpretation, performance, breach, termination or invalidity, shall be finally settled by the courts of Amsterdam which will have exclusive jurisdiction.

LIFT Aircraft Inc.	Embention Sistemas Inteligentes SL
Name (Print): Matthew Chasen	Name (Print): David Benavente
Signature:	Signature:
Title: CEO	Title: CEO
Date: 2/14/2022	Date: 2/15/2022